EXHIBIT 99.1

For Immediate Release:	Contact:	Kieran D. Caterina Controller (914) 921-5149 Mario J.Gabelli Chairman (914)-921-5040 For further information please visit our website at: www.gabelli.com

Gabelli Reports 2003 Second Quarter Results

Earnings diluted to $0.38 per share vs. $0.46 per share

Rye, New York, July 29, 2003 — Gabelli Asset Management Inc. (NYSE: GBL) today reported results for its second quarter ended June 30, 2003.

Revenues for the second quarter of 2003 were $48 million down 16.5% from the $57.4 million generated in the second quarter of 2002. Operating income fell 32.7% to $16.4 million in the 2003 quarter versus $24.4 million in the 2002 quarter. Net income for the second quarter was $11.6 million or $0.38 per diluted share in the 2003 quarter compared to $13.9 million or $0.46 per diluted share in the prior year quarter.

For the six months ended June 30, 2003 revenues were $94.0 million off 18.6% from prior year to date revenues of $115.4 million. Operating income of $32.7 million was down 34.2% from $49.8 million in the first six months of 2002. Net income in the first half of 2003 was $20.9 million or $0.69 per diluted share versus $29.3 million or $0.97 per diluted share in the first half of 2002.

Financial Results

Our comparative revenues and operating results mostly track assets under management. Average total assets under management were $21.3 billion in the second quarter of 2003 down 14.0% from average total assets of $24.8 billion in the 2002 quarter. At June 30, 2003 we had $22.5 billion in total assets under management, 12.2% ahead of total assets of $20.1 billion at the beginning of the quarter but 3.0% lower than the $23.2 billion reported at June 30, 2002. During the quarter, cash inflow to our equity products was $70 million. This was offset by cash outflows from our fixed income products totaling $183 million, resulting in a net cash outflow of $113 million.

Investment advisory and incentive fees, which comprise about 85% of total revenues, were down 15.7% and 17.4% for the quarter and six months, respectively, due to the lower level of managed assets in mutual fund, institutional and high net worth products.

A bright spot for both the quarter and six-month periods has been our alternative products where incentive fees based on performance increased sharply over the prior year periods.

We also note that revenues from our GAMCO institutional and high net worth business are based on assets under management at the beginning of the quarter and did not reflect the improvement in the equity markets during the second quarter. Assets under management in our GAMCO separate accounts at June 30, 2003 were $10.8 billion, 17.0% ahead of the $9.2 billion at March 31, 2003 and $11.1 billion June 30, 2002.

Compensation costs, which are largely variable, declined 6.4% and 7.4% for the second quarter and first six months of 2003, respectively, but rose as a percentage of revenues reflecting initial inclusion of two acquisitions (Woodland and Grove) as well as our decision to add analysts and client service professionals to our roster. In addition, we incurred $0.4 million from expensing of stock options issued during 2003. Management fee expense, a totally variable cost based on pre-tax profits, declined 15.5% for the quarter and 28.0% for the first six months of 2003 to $2.1 million and $3.8 million, respectively.

Investment income increased $4.9 million to $6.1 million during the second quarter of 2003 and $4.5 million to $7.8 million for the first half versus their comparable 2002 periods. Interest expense rose 13.2% during the 2003 quarter to $3.6 million compared to $3.2 million in the prior year quarter, due to the issuance in May 2003 of $100 million of 5.5% senior notes. The effective tax rate in both 2003 and 2002 was 37.6%. The increase in minority interest expense for both the three and six months ended June 30, 2003 versus the prior year periods is largely the result of increased earnings from our alternative investment products at our 92% owned subsidiary, Gabelli Securities, Inc.

Investment and Business Highlights

We continue to position ourselves for future revenue and earnings growth with new product offerings, new marketing channels, enhanced client service and improved operations infrastructure. We are adding equity research analysts, portfolio management and marketing professionals to the organization. Our strong financial resources enable us to pursue strategic additions to our investment business:

•	In May, Standard & Poor’s affirmed Gabelli’s investment grade credit rating.

•	Also, in May, we issued $100 million of ten year 5.5% senior notes with the proceeds to be used for general corporate purposes.

•	We announced an agreement with Cascade Investment LLC, the private investment firm of Microsoft Corporation Chairman Bill Gates, to lower the interest rate from 6% to 5% and conversion price from $53 per share to $52 per share, and extend the put option on the $100 million convertible note issued by Gabelli to Cascade. If this note is converted, Cascade would own approximately 6% of GBL’s common stock.

•	Thomas H. Mahoney joined us as head of the firm’s Alternative Investment Group. Originally an investment banker, Tom has a broad institutional background having built and managed alternative investment businesses at Merrill Lynch, Paine Webber, Deutsche Bank and CDC and will be responsible for the ongoing development, structuring and global marketing of our alternative products.

•	Our portfolio of global hedge fund offerings was augmented by two new strategic product launches as we continue to vertically leverage our core value skill sets into new product structures and distribution channels.

a)	We were selected as co-investment manager for GAM GAMCO Hedge Investments Inc., further extending our long-term relationship with Global Asset Management a subsidiary of Zurich based UBS AG. The fund, introduced in June, has had strong demand from non-U.S. investors seeking exposure to our distinctive event-driven, value style in a U.S. long/short portfolio context.

b)	We started trading in our energy sector fund on June 2nd. This offering continues our building out of the GAMA Select family of absolute return strategies which offer our clients a way to capitalize on Gabelli’s global sector research.

•	The Ned Davis Research Asset Allocation Fund was launched on March 31st, joining the Gabelli family of funds as a member of the Gabelli Non-Market Correlated Mutual Fund Group. The Fund is a diversified, registered investment company whose proprietary quantitative asset allocation, stock selection and bond duration methodologies seek to achieve its long-tem capital appreciation objective.

•	GAMCO hosted its eighteenth annual meeting in May at the Waldorf Astoria. Over six hundred high net worth and institutional clients and guests were present to induct honorees Martin Benante of Curtiss-Wright, Richard Bready of Nortek and John Madigan of Tribune to GAMCO’s Management Hall of Fame. The following day, a number of corporate managements were on hand to present their investment case to shareholders at the client investment seminar.

•	The Gabelli Blue Chip Value Fund, managed by Barbara G. Marcin, CFA, was ranked the #1 fund in its category the for the one year period ended June 30, 2003 among 389 large cap value funds by Lipper Inc.

•	On April 22nd we hosted a conference on the Role of Dividends in Investment Decisions at the Museum of Television & Radio in New York City. This is the fourth in a series of timely discussions of topics that impact investor strategy:

—	In 1997, we started with a debate on "Active vs. Passive Stock Selection" with Professor Roger F. Murray debating Professor Burton G. Malkiel.

—	In 1998, following the Long Term Capital Management debacle, we hosted a meeting on “The Role of Hedge Funds as a Way of Generating Absolute Returns”.

—	In early 2001, we hosted a symposium extolling the “Virtues of Value Investing”, and helped investors start come to the conclusion that value investing wasn’t dead.

—	This quarter’s debate focused on “Taxable versus Non-Taxable Issues” and included R. Glenn Hubbard, who played a major role in formulating current tax policy while serving as Chairman of the President’s Council of Economic Advisors.

Despite the appearance of this tax reform being all but dead when we scheduled this debate in early March, by April 22nd the issue was front-page news. As the Wall Street Journal reported, “Capitol Hill isn’t the only place where President Bush’s proposed dividend tax cut is getting the third degree, as Gabelli Asset Management gathered a gaggle of academics, economists strategists and stock pickers in Manhattan to debate the value and potential impact of the Bush’s administration’s proposal to end the double taxation of dividends.” Dividends are a timely consideration this year not just because of the tax cut, but because in a world of single digit or low double digit returns, dividends again matter, and are an important component of return.

•	As part of our commitment to broaden our equity research universe, Gabelli & Company, Inc.:

a)	Hosted its 1st Annual Dental Conference on June 3rd in New York. Upcoming research events include our 9th Annual Aircraft Supplier Conference to be held September 4-5th in New York, our 27th Annual Automotive Aftermarket Symposium to be held in Las Vegas and our 14th Pump Valve and Motor Conference in February.

b)	Joshua W. Fenton, a ten-year member of the Gabelli equity research team, was appointed Director of Buy-Side Research for GAMCO.

c)	Barry L. Lucas, a Wall Street veteran with 20 years experience, joined Gabelli & Company, Inc., our institutional research company, as a senior broadcasting and publishing sell-side analyst following more than 40 companies.

Shareholder Initiatives

We initiated a stock buyback program in March of 1999. Since that time, 1,127,844 Class A shares have been repurchased at an average cost of $25.23 per share, including 7,417 shares in 2003.

On June 5th, in our continuing commitment to enhance shareholder value, we commenced a self-tender offer to purchase up to 800,000 shares of our outstanding Class A common stock under a modified “Dutch Auction.” However, our tender offer turned out to be a non-starter. We thought we would provide liquidity for any holder of our shares who needed to sell, but the paperwork took longer than expected. With a rising market, particularly for small growth companies, coupled with speculation that Neuberger Berman was to be bought by Lehman, the public share price of all publicly traded money management companies, including our own, rose. At least we tried. Next!

Financial Strength and Flexibility

Our balance sheet strengthened in the first half, with cash and liquid investments totaling over $646 million at June 30, 2003 versus $518 million at December 31, 2002. Our debt consists of a $100 million ten-year convertible note, $100 million 5.5% senior notes, and $84.2 million of mandatory convertible securities, which will be exchanged in February 2005 for approximately two million Class A common shares.

Stockholders’equity, including the mandatory convertible securities as equity, was $431.4 million at June 30, 2003 compared with $406.3 million at December 31, 2002 and $395.0 million at June 30, 2002. We include mandatory convertible securities as equity since this instrument will be exchanged for common shares on February 2005. We repurchased 15,300 shares of these mandatory convertible securities during the first half of 2003, bringing the total shares repurchased since May 2002 to 233,500 at a total investment of $5.1 million. There remains an additional 466,500 shares to be repurchased under this program.

Outlook

The overall capital markets unfolded in the second quarter, much along the scenario we painted in our first quarter earnings release — “Outlook — Bleak to Bright.”

As we look out over the balance of the year, we echo many of the comments we made both in our first quarter report as well as in our Annual Report (see our website: www.gabelli.com) ... “Investors are ‘back to basics.’ President Bush, as a precondition for his re-election, will pull out all the stops. Lower oil prices, rising confidence, record fiscal stimulus, and lower interest rates should spark a pick up in the economy, especially in the fourth quarter and first half of 2004. The stock market generally anticipates economic recovery by six months.

—	Our stock selection process, on the value side of Gabelli, driven by our proprietary company and industry research, continues to find fundamentally attractive investment opportunities selling at discounts to private market value with catalysts to trigger appreciation.

—	We expect global merger, acquisition and restructuring activity to continue to increase.”

NOTES ON NON-GAAP FINANCIAL MEASURES

A. Cash and investments as adjusted have been computed as follows: (in millions)

	12/31/02	6/30/02	6/30/03
Cash and cash equivalents	$ 311.4	$ 395.9	$ 404.8
Investments	223.4	113.9	247.1

Total cash and investments	534.8	509.8	651.9
Amounts payable to brokers	(17.2)	(5.3)	(6.2)

Adjusted cash and investments	$ 517.6	$ 504.5	$ 645.7

Amounts payable to broker reflects cash payable for securities purchased and recorded in a trade date basis for which settlement occurs subsequent to quarter end. We believe cash and investments as adjusted is a more useful measure of the company’s liquidity for analytical purposes.

B.	Stockholders’ equity including the mandatory convertible securities were computed as follows: (in millions)

	12/31/02	6/30/02	6/30/03
Stockholders' equity	$321.8	$307.5	$347.2
Mandatory convertible securities	84.5	87.5	84.2

Stockholders' equity including mandatory convertible securities	$406.3	$395.0	$431.4

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,”“expect,” “project,” “intend,” “plan,”“believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

Assets Under Management

        The company reported assets under management as follows:

Table I:

	Assets Under Management (in millions)

	June 30
	2002	2003	% Inc. (Dec.)

Mutual Funds:
Open End	$ 7,353	$ 7,118	(3.2)%
Closed End	1,735	1,646	(5.1)
Fixed Income	1,823	1,880	3.1

Total Mutual Funds	10,911	10,644	(2.4)

Institutional & Separate Accounts:
Equities	11,129	10,820	(2.8)
Fixed Income	544	404	(25.7)

Total Institutional & Separate Accounts	11,673	11,224	(3.8)

Alternative Investments	611	625	2.3

Total Assets Under Management	$23,195	$22,493	(3.0)

Table II:
Fund Flows - 2nd Quarter 2003 (in millions)

	March 31, 2003	Net Cash Flows	Market Appreciation/ (Depreciation)	June 30, 2003
Mutual Funds:
Equities	$ 7,758	$(39)	$1,045	$ 8,764
Fixed Income	1,916	(39)	3	1,880

Total Mutual Funds	9,674	(78)	1,048	10,644

Institutional and Separate Accounts
Equities	9,247	95	1,478	10,820
Fixed Income	547	(144)	1	404

Total Institutional and Separate Accounts	9,794	(49)	1,479	11,224

Alternative Investments	585	14	26	625

Total Assets Under Management	$20,053	$(113)	$2,553	$22,493

Table III:

	Assets Under Management (in millions)
						% Increase/(decrease)
	6/02	9/02	12/02	3/03	6/03	3/03	6/02
Mutual Funds
Open end	$ 7,353	$ 6,200	$ 6,482	$ 6,213	$ 7,118	14.6%	(3.2%)
Closed end	1,735	1,515	1,609	1,545	1,646	6.5	(5.1)
Fixed income	1,823	1,988	1,977	1,916	1,880	(1.9)	3.1

Total Mutual Funds	10,911	9,703	10,068	9,674	10,644	10.0	(2.4)

Institutional & Separate Accounts:
Equities	11,129	9,305	9,990	9,247	10,820	17.0	(2.8)
Fixed Income	544	557	613	547	404	(26.1)	(25.7)

Total Institutional & Separate Accounts	11,673	9,862	10,603	9,794	11,224	14.6	(3.8)

Alternative Investments	611	625	578	585	625	6.8	2.3

Total Assets Under Management	$23,195	$20,190	$21,249	$20,053	$22,493	12.2	(3.0)

Table IV:

GABELLI ASSET MANAGEMENT INC. UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Dollars in thousands, except per share data)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
			% Inc.			% Inc.
	2002	2003	(Dec.)	2002	2003	(Dec.)
Revenues	$ 57,402	$ 47,956	(16.5)	$115,434	$ 94,009	(18.6)

Expenses	30,533	29,454	(3.5)	60,448	57,498	(4.9)

Operating income before management fee	26,869	18,502	(31.1)	54,986	36,511	(33.6)

Investment income	1,144	6,079	431.4	3,237	7,769	140.0
Interest expense	(3,186)	(3,605)	13.2	(5,914)	(6,616)	11.9

Other expense, net	(2,042)	2,474	221.2	(2,677)	1,153	143.1

Income before management fee, income taxes and minority interest	24,827	20,976	(15.5)	52,309	37,664	(28.0)
Management fee	2,483	2,097		5,231	3,766

Income before income taxes and minority interest	22,344	18,879		47,078	33,898
Income taxes	8,401	7,099		17,701	12,746
Minority interest	2	223		47	268

Net income	$ 13,941	$ 11,557	(17.1)	$29,330	$ 20,884	(28.8)

Net income per share:
Basic	$ 0.46	$ 0.38	(17.4)	$ 0.97	$ 0.70	(27.8)

Diluted	$ 0.46	$ 0.38	(17.4)	$ 0.97	$ 0.69	(28.9)

Weighted average shares outstanding:
Basic	30,222	30,025	(0.7)	30,083	29,972	(0.4)

Diluted	32,327	30,139	(6.8)	32,246	30,082	(6.7)

Reconciliation of Non-GAAP Financial Measures to GAAP:
Operating income before management fee	$ 26,869	$ 18,502	(31.1)	$54,986	$ 36,511	(33.6)
Deduct: management fee	2,483	2,097		5,231	3,766

Operating income	$ 24,386	$ 16,405	(32.7)	$49,755	$ 32,745	(34.2)

Operating margin	42.5%	33.8%		43.1%	34.6%

Table V

Gabelli Asset Management Inc. Unaudited Quarterly Consolidated Condensed Statements of Income (Dollars in thousands, except per share data)

			2002				2003

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total	1st Quarter	2nd Quarter	Total
Income Statement Data:

Revenues	$ 58,032	$ 57,402	$ 47,320	$ 47,205	$ 209,959	$ 46,053	$ 47,956	$ 94,009

Expenses	29,915	30,533	25,045	25,271	110,764	28,044	29,454	57,498

Operating income before
management fee	28,117	26,869	22,275	21,934	99,195	18,009	18,502	36,511

Investment income	2,093	1,144	1,330	3,543	8,110	1,690	6,079	7,769
Interest expense	(2,728)	(3,186)	(3,057)	(3,006)	(11,977)	(3,011)	(3,605)	(6,616)

Other income (expense), net	(635)	(2,042)	(1,727)	537	(3,867)	(1,321)	2,474	1,153

Income before
management fee,
income taxes and
minority interest	27,482	24,827	20,548	22,471	95,328	16,688	20,976	37,664

Management fee	2,748	2,483	2,055	2,247	9,533	1,669	2,097	3,766

Income before income
taxes and minorityinterest	24,734	22,344	18,493	20,224	85,795	15,019	18,879	33,898

Income taxes	9,300	8,401	6,954	7,604	32,259	5,647	7,099	12,746
Minority interest	45	2	46	131	224	45	223	228

Net income	$ 15,389	$ 13,941	$ 11,493	$ 12,489	$ 53,312	$ 9,327	$ 11,557	$ 20,884

Net income per share:
Basic	$ 0.51	$ 0.46	$ 0.38	$ 0.42	$ 1.77	$ 0.31	$ 0.38	$ 0.70

Diluted	$ 0.51	$ 0.46	$ 0.38	$ 0.41	$ 1.76	$ 0.31	$ 0.38	$ 0.69

Weighted average shares outstanding:
Basic	29,941	30,222	30,141	30,062	30,092	29,918	30,025	29,972

Diluted	32,164	32,327	30,296	30,204	30,302	30,031	30,139	30,082

Reconciliation of Non-GAAP
Financial Measures to GAAP:
Operating income before
management fee	$ 28,117	$ 26,869	$ 22,275	$ 21,934	$ 99,195	$ 18,009	$ 18,502	$ 36,511
Deduct: management fee	2,748	2,483	2,055	2,247	9,533	1,669	2,097	3,766

Operating income	$ 25,369	$ 24,386	$ 20,220	$ 19,687	$ 89,662	$ 16,340	$ 16,405	$ 32,745

Operating margin	43.7%	42.5%	42.7%	41.7%	42.7%	35.5%	33.8%	34.6%

Table VI:

GABELLI ASSET MANAGEMENT INC. CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION (In thousands)

	December 31,	June 30,
	2002	2002	2003
		(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$311,430	$395,928	$404,849
Investments	223,398	113,896	247,105
Receivables	32,238	27,924	27,498
Taxes receivable	--	3,252	--
Other assets	15,665	15,641	16,048

Total assets	$582,731	$556,641	$695,500

LIABILITIES AND STOCKHOLDERS' EQUITY
Compensation payable	$ 18,459	$ 29,026	$ 21,403
Income taxes payable	9,196	335	7,053
Accrued expenses and other liabilities	41,176	24,921	27,834

Total liabilities	68,831	54,282	56,290
5.5% Senior notes	--	--	100,000
6% Convertible note	100,000	100,000	100,000
Mandatory convertible securities	84,545	87,513	84,163
Minority interest	7,562	7,385	7,830
Stockholders' equity	321,793	307,461	347,217

Total liabilities and stockholders’ equity	$582,731	$556,641	$695,500